Exhibit 1
November 29, 2006
Hercules Technology Growth Capital, Inc.
525 University Avenue, Suite 700
Palo Alto, CA 94301
Ladies and Gentlemen:
     We have acted as counsel to Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form N-2 filed pursuant to Rule 462(b) (the “Registration Statement”) filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers the offering of 1,046,630 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which shares are registered in addition to the 8,444,150 shares of the Company’s common stock, par value $0.001 per share, under the Company’s registration statement on Form N-2 (File No. 333-136918).
     We have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company’s charter (the “Charter”) and its bylaws (the “Bylaws”), (ii) resolutions of the board of directors of the Company (the “Board”) relating to the authorization of the preparation and filing of the Registration Statement and approving the offer and issuance of the Shares, and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below.
     In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.
     To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.
     We assume that the issuance, sale and amount of the Shares to be offered will be authorized and determined by proper action of the Board in accordance with the parameters described in the Registration Statement (each, a “Board Action”) and in accordance with the Company’s Charter and Bylaws and with applicable Maryland law.
     This opinion is limited to the laws of the State of Maryland, and we express no opinion with respect to the laws of any other jurisdiction. The opinions expressed in this letter are based on our review of the General Corporation Law of Maryland.

     Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that upon due authorization by Board Action of the issuance of the Shares, and upon the consummation of the sale of the Shares and the payment of the consideration therefor in accordance with the terms and provisions of such Board Action, the Shares will be duly authorized, validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,

/s/ Sutherland Asbill & Brennan LLP

SUTHERLAND ASBILL & BRENNAN LLP